                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      FelCor Lodging Trust Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                                               [GRAPHIC OMITTED]

NOTICE OF ANNUAL MEETING
ON MAY 6, 1999
AND PROXY STATEMENT


                        FELCOR LODGING TRUST INCORPORATED
                     545 E. John Carpenter Frwy., Suite 1300
                               Irving, Texas 75062



                                 April 1, 1999


Dear Stockholder:

         We invite you to attend our annual meeting of stockholders on May 6, 1999, in Dallas, Texas. At the meeting, you will hear a report on our operations and have a chance to meet a number of the directors and officers of the Company.

         This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you about the agenda and procedures for the meeting. It also describes how the Board operates, gives personal information about our director candidates, and provides other information about the Company.

         Our Proxy Statement is being written in "Plain English" this year. We hope you find it easier to read and understand.

         Even if you have only a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope, even if you plan to attend the meeting.

                                      Sincerely,



                                      Thomas J. Corcoran, Jr.
                                      President & Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      OF FELCOR LODGING TRUST INCORPORATED


         Time:
                           9:00 a.m., Central Time


         Date:
                           May 6, 1999


         Place:
                           Embassy Suites (DFW Airport South)
                           Salon E
                           4650 West Airport Freeway
                           Irving, Texas 75062

         Purpose:
                           o  To elect four directors; and
                           o To conduct other business that may properly be raised.


                           Only stockholders of record on March 31, 1999 may vote at the meeting.


                           YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


                                                Sincerely,



                                                Lawrence D. Robinson
                                                Secretary

                                                April 1, 1999

TABLE OF CONTENTS                                                              PAGE
-----------------                                                              ----
GENERAL INFORMATION............................................................  1

ELECTION OF DIRECTORS..........................................................  2

     Director Compensation.....................................................  5

     Board Committees..........................................................  5

     Executive Officers of FelCor..............................................  7

     Director and Officer Stock Ownership......................................  8

     Principal Stockholders.................................................... 10

     Compensation Committee Report on Executive Compensation................... 11

     Executive Compensation Tables............................................. 14

     Section 16(a) Beneficial Ownership Reporting Compliance................... 16

     Certain Relationships and Related Transactions............................ 16

     Stock Performance Graph................................................... 18

ADDITIONAL INFORMATION......................................................... 19

GENERAL INFORMATION

WHO MAY VOTE

FelCor stockholders of record on March 31, 1999, may vote at the meeting.

HOW TO VOTE

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

HOW PROXIES WORK

The Board of Directors of FelCor is asking for your proxy. Giving your proxy to the persons named by us, means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates.

If you sign and return the enclosed proxy card but do not specify how to vote, your shares will be voted FOR the election of all of our director candidates.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through someone else, such as a stockbroker, you may also get material from them asking how you want to vote. We encourage you to respond to all such requests.

REVOKING A PROXY

You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying FelCor's Secretary in writing at the address under "Questions" on page 19.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by FelCor are not voted and do not count for this purpose.

VOTES NEEDED

The director candidates receiving the most votes will be elected to the four seats on the Board to be filled at the meeting. Abstentions count for quorum purposes but not for voting purposes.

ATTENDING IN PERSON

Only stockholders, their proxy holders, and invited guests may attend the meeting. If you wish to vote in person and your shares are held by a stockbroker, you will need to obtain a proxy from the stockbroker authorizing you to vote your shares held in the stockbroker's name.

ELECTION OF DIRECTORS

The Board of Directors of FelCor has nominated the four director candidates named below.

The Board of Directors oversees the management of the Company on your behalf. The Board reviews FelCor's long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends. Just as important, the Board chooses the Chief Executive Officer, sets the scope of his authority to manage the Company's day-to-day operations, and evaluates his performance.

Seven of FelCor's ten directors, including one of our four nominees, are Independent Directors. "Independent Directors" are not officers or employees of FelCor or any of its affiliates; or officers, employees or affiliates of any lessee of property from FelCor, any subsidiary of FelCor, or any partnership that is an affiliate of FelCor.

FelCor's Charter and Bylaws provide for three classes of directors, who serve staggered three-year terms expiring at the annual meeting of stockholders three years following their election. The FelCor Board has nominated for re-election each of the four persons currently serving as Class II directors, whose terms are expiring at the 1999 annual meeting of stockholders. If elected, each of these persons will serve until the annual meeting of stockholders in 2002. Personal information on each of our nominees, and on each of the other directors who will continue to serve on FelCor's Board following the annual meeting, is given below.

The FelCor Board of Directors met eight times during 1998. On average, FelCor's directors attended 93% of Board and committee meetings held during 1998.

If a director nominee becomes unavailable to serve before the election, your proxy card authorizes the named proxies to vote for a replacement nominee if the Board names one.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR CLASS II DIRECTORS:

            NOMINEES FOR CLASS II DIRECTORS (TERMS EXPIRING IN 2002)

THOMAS J. CORCORAN, JR.            Mr. Corcoran is the President and Chief
Age 50                             Executive Officer of FelCor and has
                                   served in that capacity since its formation in 1994. From 1991 to 1994, Mr. Corcoran held the same positions with the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of
                                   Fiesta Foods, Inc., a manufacturer of
                                   tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC
                                   Entertainment, Inc.), an operator and
                                   franchisor of family entertainment
                                   center/pizza restaurants, and with Integra -
                                   A Hotel and Restaurant Company (formerly
                                   Brock Hotel Corporation), including serving as the President and Chief Executive Officer of Integra from 1986 to 1990.

THOMAS A. MCCHRISTY                Mr. McChristy has served as a director of
 Age 72                            FelCor since its formation in 1994. He was
                                   the President of T. A. McChristy Co., Inc., a real estate investment company from 1957 to 1996. Mr. McChristy also served as the president and Chief Operating Officer of Syntech International, Inc., a lottery systems and equipment manufacturing company, from 1986 to 1988 and as its Chief Executive
                                   Officer from 1989 to 1992.

DONALD J. MCNAMARA                 Mr. McNamara was the Chairman of the Board
Age 46                             of Bristol Hotel Company from November 1994
                                   until its merger into FelCor in July 1998.
                                   Since the merger, he has served as the
                                   Chairman of the Board of FelCor. Mr. McNamara previously served as a director of FelCor from July 1994 until November 1997. He is also the Chairman of The Hampstead Group, a private equity real estate investment company, and is an affiliate of certain partnerships owning, in the aggregate, approximately 39.5% of the outstanding common stock of Bristol Hotels & Resorts and approximately 14.1% of FelCor's outstanding
                                   Common Stock. Subsidiaries of Bristol Hotels
                                   & Resorts leased 106 of FelCor's hotels at December 31, 1998.

RICHARD C. NORTH                   Mr. North served as a director of Bristol
Age 49                             Hotel Company from 1997 until its merger into
                                   FelCor in July 1998 and as a director of FelCor since that time. Mr. North has been the Group Finance Director of Bass plc since
                                   1994. Subsidiaries of Bass plc own nearly 10% of the outstanding common stock of Bristol
                                   Hotels & Resorts and approximately 14.1% of the Common Stock of FelCor. Bass plc is the parent of Bass Hotels & Resorts, Inc., which operates or franchises more than 2,600 hotels in more than 75 countries under various brands, including Crowne Plaza(R) and Holiday
                                   Inn(R). Prior to 1994, Mr. North served as the Group Finance Director of The Burton
                                   Group.

             CONTINUING CLASS III DIRECTORS (TERMS EXPIRING IN 2000)

RICHARD S. ELLWOOD                 Mr. Ellwood, a director of FelCor since its
Age 67                             formation in 1994, is the founder and
                                   President of R.S. Ellwood & Co., Inc., a real estate investment banking firm which was organized in 1987. Prior to 1987, as an investment banker, Mr. Ellwood was elected successively in 1963 a vice president of Morgan Guaranty Trust Company, 1968 a general partner of White Weld & Co., in 1978 a managing director of Warburg Paribas Becker, Incorporated and in 1984 a managing director and senior banker of Merrill Lynch Capital
                                   Markets. Mr. Ellwood has extensive experience in hotel financing. He was a founder of Hotel
                                   Investors Trust, a REIT, and served as a trustee from 1970 until its merger with another REIT in 1987. He is currently a director of Apartment Investment and
                                   Management Company and Florida East Coast
                                   Industries, Inc.

RICHARD O. JACOBSON                Mr. Jacobson has served as a director of
Age 62                             FelCor since its formation in 1994 and is the
                                   Chairman of the Board of Jacobson Warehouse
                                   Company, Inc., a privately held warehouse company with facilities in 17 locations in eight states, which Mr. Jacobson founded 31 years ago. He is also Chairman of the Board of Jacobson Transportation Company, Inc., a truckload common carrier with authority to operate in 48 states and Canada. Mr. Jacobson is a member of the Boards of Directors of Atrion Corporation, Allied Group, Inc.,
                                   Firstar Bank Des Moines, N.A., Firstar Bank of Iowa, N.A. and Heartland Express, Inc.

CHARLES N. MATHEWSON               Mr. Mathewson has served, for more than the
Age 70                             past five years, in various positions with
                                   International Game Technology (IGT), a
                                   company engaged in the design and manufacture of microprocessor based gaming products and gaming monitoring systems. Since February
                                   1988, he has served as the Chairman of the Board of IGT. He has served as a director of IGT since December 1985, as President from
                                   December 1986 to February 1988, and as Chief
                                   Executive Officer from December 1986 until
                                   June 1993 and from February 1996 until the present. Mr. Mathewson has served as a director of FelCor since its formation in 1994 and also is a member of the Board of Directors of Baron Asset Fund.

              CONTINUING CLASS I DIRECTORS (TERMS EXPIRING IN 2001)

CHARLES A. LEDSINGER, JR.          Mr. Ledsinger became the President and Chief
Age 49                             Executive Officer of Choice Hotels
                                   International in August 1998. Prior to that time, Mr. Ledsinger served as Senior Vice
                                   President and Chief Financial Officer of St.
                                   Joe Corporation from May 1997 until his
                                   election as President and Chief Operating
                                   Officer of that corporation in February 1998.
                                   From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial
                                   Officer of Harrah's Entertainment, Inc. For more than three years prior to that, Mr.
                                   Ledsinger served as Senior Vice President and
                                   Chief Financial Officer of The Promus
                                   Companies Incorporated, the former parent of Harrah's Entertainment, Inc. Mr. Ledsinger has served as a director of FelCor since
                                   November 1997. He is also a director of
                                   Choice Hotels International, TBC Corporation and Friendly Ice Cream Corporation. He is a member and a past chairman of the Real Estate
                                   Financial Advisory Council of the American
                                   Hotel and Motel Association.

ROBERT H. LUTZ, JR.                Mr. Lutz served as a director of Bristol
Age 49                             Hotel Company from December 1995 until its
                                   merger into FelCor in July 1998, and as a director of FelCor since that time. Since
                                   1994, Mr. Lutz has been the Chairman and Chief Executive Officer, and is a member of the executive committee, of Amresco, Inc. a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief
                                   Operating Officer of Balcor/Allegiance Realty
                                   Group, a subsidiary of American Express
                                   Company engaged in real estate ownership and management.

MICHAEL D. ROSE                    Mr. Rose has served as a director of FelCor
Age 57                             since July 1998. He served as the Chairman of
                                   the Board of Promus Hotel Corporation from
                                   April 1995 through December 1997 and,
                                   thereafter, as a director until December
                                   1998. Mr. Rose served as Chairman of the Board of Harrah's Entertainment Inc. from
                                   June 1995 until his retirement as of December
                                   31, 1996. He also served as Chairman of the Board of The Promus Companies Incorporated from November 1989 through June 1995 and as Chief Executive Officer from November 1989 to
                                   April 1994. Mr. Rose is also a director of Ashland, Inc., First Tennessee National
                                   Corporation, General Mills, Inc., Stein Mart,
                                   Inc. and Darden Restaurants, Inc.

--------------------------------------------------------------------------------

DIRECTOR COMPENSATION

In lieu of cash compensation for their services during 1998, FelCor will issue to each director, except as described below, 1,600 shares of FelCor Common Stock, which was determined by dividing $35,000 by $22.5625 (the closing price of the Common Stock on February 16, 1999, the date the issuance was authorized by the Board) and rounding to the nearest whole lot of 100 shares. During 1999, directors will again receive FelCor Common Stock in lieu of cash compensation, with the number of shares to be determined by dividing (i) the sum of $35,000 plus, if a director attends more than five Board meetings during the year, $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he participates, by (ii) the closing price of the Common Stock on the date the issuance is authorized by the Board. In addition to such compensation, each director is reimbursed for out-of-pocket expenses incurred in connection with his service on the FelCor Board. No additional compensation is paid to directors for service on various Board committees.

Mr. North is not permitted by his employer to accept any compensation for his services as a director of FelCor. Mr. Rose, who joined the FelCor Board in July 1998, will receive 800 shares of FelCor Common Stock for his services during the latter half of 1998. No similar adjustment has been made in the number of shares to be received by Messrs. McNamara and Lutz for 1998 because of their service on the board of directors of Bristol Hotel Company prior to its merger into FelCor in July 1998.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its meetings with the full Board. Donald J. McNamara, the Chairman of the Board, is an ex-officio member of all committees.

The Executive Committee was established to exercise broad powers on behalf of the Board. In practice, the committee only meets when it is impractical to call a meeting of the full Board. The Executive Committee is comprised of Donald J. McNamara (Chairman), Thomas J. Corcoran, Jr., Robert H. Lutz, Jr. and Charles N. Mathewson.

No meetings of the Executive Committee were held during 1998.

The Audit Committee is responsible for accounting and internal control matters. The Audit Committee selects the independent public accountants to audit FelCor's financial statements. The committee consults with the independent accountants and reviews their audit and other work. The committee also consults with FelCor's Chief Financial Officer and Chief Accounting Officer, and reviews FelCor's internal controls and compliance with policies. Beginning with the release of fourth quarter 1998 earnings, the committee meets prior to each release of earnings by FelCor to review the earnings reported and to examine any issues relating to the report of such earnings. The directors serving on the Audit Committee are: Charles A. Ledsinger, Jr. (Chairman); Richard S. Ellwood; Richard O. Jacobson; and Richard C. North.

The Audit Committee held one meeting during 1998.

The Compensation Committee determines the compensation to be paid to FelCor's senior executive officers and advises the Board on the adoption and administration of employee benefit and compensation plans. The committee also administers FelCor's restricted stock and stock option plans. The Compensation Committee is comprised of Michael D. Rose (Chairman), Thomas A. McChristy, Richard S. Ellwood and Robert H.
Lutz, Jr.

The Compensation Committee held two meetings during 1998.

The Capital Approval Committee consists of four of FelCor's officers, Thomas J. Corcoran, Jr. (President and Chief Executive Officer), Randall L. Churchey (Senior Vice President and Chief Financial Officer), Lawrence D. Robinson (Senior Vice President, General Counsel and Secretary), and Andrew J. Welch (Vice President and Treasurer). The Board has delegated to this committee the authority to approve, and authorize actions taken in connection with, the acquisition, improvement, disposition or financing of hotel assets by FelCor within specified limits.

The Capital Approval Committee took action only by written consent during 1998.

EXECUTIVE OFFICERS OF FELCOR

The current executive officers of FelCor, their ages, positions held and tenure is set forth in the following table.

                                                                                                 OFFICER
NAME                                             AGE    POSITION(S) WITH FELCOR                   SINCE
----                                             ---    -----------------------                   -----
Thomas J. Corcoran, Jr........................    50    President, Chief Executive Officer and     1994
                                                             Director
Randall L. Churchey...........................    38    Senior Vice President and Chief            1997
                                                             Financial Officer
Lawrence D. Robinson..........................    55    Senior Vice President, General             1996
                                                             Counsel and Secretary
William P. Stadler............................    44    Senior Vice President, Director of         1995
                                                             Corporate Acquisitions
Jack Eslick...................................    47    Senior Vice President, Director of         1996
                                                             Asset Management
June H. McCutchen.............................    43    Senior Vice President, Director of         1995
                                                             Design and Construction
Larry J. Mundy................................    48    Senior Vice President, Director of         1998
                                                             Hotel Acquisitions


Business Experience of Executive Officers

Information concerning the business experience of Mr. Corcoran is set forth above under "Election of Directors--Nominees for Class II Directors."

Randall L. Churchey has served as the Senior Vice President and Chief Financial Officer of FelCor since November 1997. For approximately 15 years prior to joining FelCor, Mr. Churchey held various positions with Coopers & Lybrand, L.L.P. Most recently, Mr. Churchey served as the Chairman of the Hospitality and Real Estate Practice of that firm for the Southwestern United States.

Lawrence D. Robinson has served as the Senior Vice President, General Counsel and Secretary of FelCor since May 1996. From 1972 to 1989, Mr. Robinson was a partner in the Kansas City-based law firm of Stinson, Mag & Fizzell, for which he founded and managed a Dallas, Texas office from 1982 to 1989. From 1989 through April 1996, Mr. Robinson was a partner in the Houston-based law firm of Bracewell & Patterson, L.L.P., where he served as the managing partner of its Dallas office until 1992, as the head of that office's corporate and securities law section and as chairman of its firmwide hospitality group.

William P. Stadler began his employment with FelCor in July 1995 as Vice President, Director of Acquisition and Development. On January 14, 1998, Mr. Stadler was promoted to Senior Vice President, Director of Corporate Acquisitions. Mr. Stadler has more than 17 years of experience in hotel acquisition and development, having served as Vice President Development for Coastal Hotel Group from 1994 until he joined FelCor in 1995, as Vice President-Development for Embassy Suites, Inc. from 1992 to 1994, as Senior Vice President-Development for Landmark Hotels, Inc. from 1989 to 1991 and as Vice President-Development for Marriott Corporation from 1985 to 1989.

Jack Eslick joined FelCor in April 1996 as its Vice President, Director of Asset Management, and was named its Senior Vice President, Director of Asset Management in 1998. Mr. Eslick has more than 20 years experience in hotel operations. From April 1991 until he joined FelCor, Mr. Eslick served as Vice President of Operations of Promus, where he had direct responsibility for all operations in a region that grew from 14 hotels to 26 hotels. Prior to April 1991, he served in various capacities with Holiday Inns, Inc., including serving as general manager of various hotels and as a Regional Director of Operations.

June H. McCutchen joined FelCor in October 1995 as Vice President, Director of Design and Construction, and was named its Senior Vice President, Director of Design and Construction in 1998. Her most recent prior experience was as Account Executive for Hospitality Restoration & Builders, Inc. since 1994. From 1992 to 1994 she was Project Manager for American General Hospitality, Inc. where she managed all capital improvement work for more than 35 properties. Prior to 1992, Ms. McCutchen was Project Manager for Hilton Hotels, Inc. from 1987 to 1992, and prior to 1987, she served as design coordinator and purchasing manager for Embassy Suites, Inc.

     Larry J. Mundy joined FelCor in January 1998 and serves and its Senior Vice President, Director of Hotel Acquisitions. From 1995 until he joined FelCor he was Vice President of Franchise Development for Motel 6. From 1987 to 1995, he was Vice President of Development in the South/Southeast for Hilton Hotels and prior to 1987 he served as corporate counsel for Residence Inns and Embassy Suites.

The executive officers of FelCor are elected annually by the FelCor Board. Any officer or agent of FelCor may be removed by the FelCor Board whenever in its judgment the best interests of FelCor will be served by such action, but such removal will not prejudice any contractual rights of the person removed.

There are no family relationships among the executive officers. There are no arrangements or understandings between any officer and any other person pursuant to which that officer was selected.

DIRECTOR AND OFFICER STOCK OWNERSHIP

The following table shows how much FelCor Common Stock was beneficially owned on March 10, 1999, by each executive officer named in the Summary Compensation Table on page 14, each non-employee director and nominee, and all directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the shares shown after his name in the following table.

                                                                                   AMOUNT AND
                                             AMOUNT AND                             NATURE OF
                                             NATURE OF                             BENEFICIAL
                                             BENEFICIAL            PERCENT         OWNERSHIP OF            PERCENT
   NAME OF                                  OWNERSHIP OF             OF               SERIES A                OF
BENEFICIAL OWNER                            COMMON STOCK          CLASS(1)         PREFERRED STOCK         CLASS(1)
----------------                            ------------          --------         ---------------         --------
Thomas J. Corcoran, Jr..............          487,337 (2)            *                 3,000                   *
Richard S. Ellwood..................           10,900 (3)            *                     0                   0
Richard O. Jacobson.................           38,358                *                     0                   0
Charles A. Ledsinger, Jr............              375                *                     0                   0
Robert H. Lutz, Jr. ................                0                0                     0                   0
Charles N. Mathewson................          941,793 (4)          1.4%              170,000  (11)           2.8%
Thomas A. McChristy.................           61,373 (5)            *                     0                   0
Donald J. McNamara..................        9,635,478 (6)          14.2%                   0                   0
Richard C. North....................                0                0                     0                   0
Michael D. Rose.....................                0                0                     0                   0
Randall L. Churchey.................            5,695 (7)            *                     0                   0
Jack Eslick ........................            3,000                *                     0                   0
Lawrence D. Robinson................           17,500 (8)            *                     0                   0
William P. Stadler..................            3,477 (9)            *                   100                   *
All executive officers and
directors as a group (16 persons)...       11,206,986 (10)         16.2%             173,100                 2.9%

---------------------------------

*    Represents less than 1% of the outstanding shares of such class.

(1) Based upon 68,062,887 shares of Common Stock and 6,050,000 shares of Series A Preferred Stock outstanding as of March 10, 1999.

(2) Includes 294,915 shares that FelCor, Inc. has the right to receive upon redemption of FelCor Lodging Limited Partnership Units issued to it in connection with the IPO. Mr. Corcoran is a 50% stockholder and director of FelCor, Inc. and may be deemed to beneficially own all of the Units owned by FelCor, Inc. Also includes (i) an aggregate of 33,000 shares issued pursuant to stock grants (9,000 in February 1995, 9,000 in December 1995, and 15,000 in February 1997), which vest over a five-year period from the date of grant at 20% annually and of which 18,600 shares are fully vested,
     (ii) 120,000 shares issuable pursuant to currently exercisable stock options, (iii) 2,325 shares issuable upon conversion of 3,000 shares of Series A Preferred Stock, (iv) 2,100 shares owned by his children and (v) 395 shares owned by his IRA.

(3) Includes (i) 1,900 shares held by trusts of which Mr. Ellwood is a beneficiary and trustee, (ii) 1,000 shares held by R. S. Ellwood & Co., Inc., of which Mr. Ellwood is the sole stockholder and (iii) 1,000 shares owned by Mr.
     Ellwood's spouse, in which he disclaims any beneficial interest.

(4) Includes 540,009 shares representing Mr. Mathewson's pro rata interest in partnerships having the right to receive Common Stock upon redemption of FelCor Lodging Limited Partnership Units issued to them in connection with the IPO. Also includes (i) 131,784 shares issuable upon conversion of 170,000 shares of Series A Preferred Stock and (ii) 70,000 shares held by the Charles N. Mathewson Trust.

(5) Includes (i) 46,302 shares held by the T. A. McChristy Living Trust, (ii) 5,770 shares held by Mr. McChristy's IRA, (iii) and 4,301 shares held by his spouse's IRA.

(6) Includes 9,630,878 shares held by United/Harvey Investors I, L.P.; United/Harvey Investors II, L.P.; United/Harvey Investors III, L.P.; United/Harvey Investors IV, L.P.; and United/Harvey Investors V, L.P. ("Partnerships"). Mr. McNamara is the sole stockholder and director of Hampstead Associates, Inc., which is the managing general partner of HH GenPar Partners. HH GenPar Partners is the managing general partner of Hampstead GenPar, L.P., which is the general partner of each of the Partnerships. Mr. McNamara disclaims beneficial ownership of the shares held by the Partnerships, except to the extent of his pecuniary interest therein.

(7) Includes (i) 214 shares held by his children, (ii) 130 shares held by his spouse and (iii) 2,005 shares held by his IRA.

(8) Includes (i) 14,500 shares issued pursuant to stock grants, which shares vest over a five-year period from the date of grant at 20% annually, of which 5,800 shares are fully vested, and (ii) 1,000 shares held by his IRA.

(9) Includes (i) 2,500 shares issued pursuant to a stock grant, which vests over a five-year period from the date of grant at 20% annually, of which 1,500 shares are fully vested and (ii) 77 shares issuable upon conversion of 100 shares of Series A Preferred Stock.

(10) See notes 2 through 9.

(11) Represents shares held by the Charles N. Mathewson Trust.

PRINCIPAL STOCKHOLDERS

The following table shows how much FelCor Common Stock was beneficially owned on March 10, 1999, by each person known to FelCor to beneficially own more than 5% of its Common Stock.

                                                                            AMOUNT AND
                                                                            NATURE OF
     NAME AND ADDRESS                                                       BENEFICIAL             PERCENT OF
     OF BENEFICIAL OWNER                                                     OWNERSHIP              CLASS(1)
     -------------------                                                     ---------              --------
Hampstead Genpar, L.P.;HHGenpar Partners;
Hampstead Associates, Inc.; RAW Genpar, Inc.;
InMed, Inc.; Donald J. McNamara;
Robert A. Whitman; and Daniel A. Decker...............................     9,630,878(2)               14.1%
4200 Texas Commerce Tower West
2200 Ross Avenue
Dallas, Texas 75201

Bass plc..............................................................     9,618,743(3)               14.1%
20 North Audley Street
London, England W1Y1WE

Franklin Resources, Inc...............................................     4,492,131(4)                6.6%
777 Mariners Island Blvd.
San Mateo, California 94403

---------------------------

(1)  Based upon 68,062,887 shares outstanding as of March 10, 1999.

(2) Based solely upon information contained in Schedule 13D, dated August 6, 1998. The named persons reported that they shared voting and dispositive power with respect to 9,630,878 shares of Common Stock held of record by United/Harvey Investors I, L.P., United/Harvey Investors II, L.P., United/Harvey Investors III, L.P., United/Harvey Investors IV, L.P., and United/Harvey Investors V, L.P.

(3) Based solely upon information contained in Schedule 13D, dated October 28, 1998. Bass plc reported that, through its subsidiaries Bass America Inc. and Holiday Corporation, it had shared voting and dispositive power with respect to 9,618,743 shares of Common Stock.

(4) Based solely upon information contained in Schedule 13G, dated January 26, 1999. Franklin Resources, Inc. reported that, through its subsidiaries, it had sole dispositive and voting power with respect to 4,492,131 shares of Common Stock. Includes 1,675,362 shares of Common Stock issuable upon conversion of 2,161,200 shares of FelCor's Series A Preferred Stock.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation Committee works with senior management to develop and implement FelCor's executive compensation philosophy. Generally, FelCor's philosophy on executive compensation has been to provide a base cash compensation that is at or below the average of other equity hotel REITs, and to provide additional incentive compensation in the form of cash bonuses and grants of options and restricted stock based on the realization of stated objectives, such as acquisitions, financings, renovations, improvements in funds from operations and other similar criteria expected to result in improvements in total stockholder return.

FelCor believes that the award of significant incentive compensation in the form of options and restricted stock provides management with incentives consistent with the interests of stockholders. As a result of this philosophy, executive compensation may be at or below other equity hotel REITs during periods of average performance and above that of the competitive set during periods of above average growth or performance. The competitive set that has been used by the committee to measure performance includes other equity hotel REITs, particularly those whose capitalization, revenues, assets, market value and total stockholder returns are most nearly comparable to those of FelCor. Since REITs do not pay taxes at the corporate level, no policy has been established with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.

Executive Compensation

During 1998, Mr. Corcoran, FelCor's President and Chief Executive Officer received a base salary of $250,000 per year. This base cash compensation, like that paid to other executive officers, is related primarily to competitive factors and is not tied to FelCor's financial performance or the achievement of specific goals. The base compensation of FelCor's executive officers was increased in 1998 over 1997 levels to bring them more nearly in line with the base compensation being paid by the competitive set. In evaluating these increases the Committee also considered the overall performance of the executive officers, in light of their objective and subjective contributions to FelCor's success. This increase was in excess of the normal annual adjustment to reflect changes in the Consumer Price Index.

In addition to base salary, cash bonuses were awarded to FelCor's executive officers during 1998, primarily based upon the performance of FelCor and the officers during 1997, and the extraordinary efforts of FelCor's officers in successfully completing the merger with Bristol Hotel Company during July 1998. Among the 1997 performance factors considered in awarding these bonuses were:
(i) a 75% increase in revenue over 1996; (ii) a 56% increase in net income applicable to common stockholders, resulting in a 15% increase in net income per share over 1996; (iii) a 68% increase in FFO, resulting in a 26% increase in FFO per share and unit over 1996; and (iv) a 12.9% increase in revenue per available room at FelCor's 43 comparable hotels. The efforts of FelCor's officers made possible the completion of the Bristol merger, resulting in the acquisition of 109 hotels and the more than doubling of FelCor's hotel portfolio.

Based upon the factors discussed above, the absence of any grant of restricted stock during 1998 and other more subjective factors, Mr. Corcoran was paid a cash bonus of $150,000 during 1998. It is expected that future cash bonuses, if any, paid to FelCor's executive officers will be similarly based upon the future performance of both the individual and FelCor, although no generally applicable policy or formula is in effect for the determination of the amount of such bonuses.

Other Incentive Compensation

By November 1998, the decline in the market prices of the stock of lodging REITs, including FelCor, had reduced FelCor's stock price below the exercise price of nearly all of the stock options previously awarded by FelCor to its officers and employees. These awards had represented a significant element of the employees' overall compensation. The Committee concluded, and the full Board concurred, that this market decline was a result of industry and market conditions unrelated to the performance of FelCor or of its officers and employees. The Committee also concluded that a failure to address the effects of the market decline on FelCor's previously awarded stock options would create an incentive for key officers and employees to leave FelCor to join its competitors, where they could expect to receive new stock options at the lower current market prices.

The Committee sought to balance the need to provide a continuing incentive, through the stock option program, to encourage FelCor's officers and key employees to remain with FelCor against the need to provide fairness to FelCor's stockholders, who also had suffered from the decline in its stock price. The Committee concluded that the best way in which to balance these competing interests was to offer substantially all the holders of FelCor stock options an opportunity to exchange their existing stock options for new replacement options covering a lesser number of shares at the current market price, which would be of substantially equivalent value under the Black-Scholes option pricing model. The new options to be offered in exchange were given the same vesting schedules and termination dates as the options to be surrendered for cancellation, except that none of the new options (even those previously vested) could be exercised prior to January 1, 2000, and thereafter only to the extent the options were vested. All of the officers and employees to whom this offer was extended (22 persons) accepted the offer. As a result, options covering a total of 1,151,500 shares of Common Stock, at exercise prices ranging from $26.44 to $38.56 per share, were surrendered and canceled in exchange for new options covering a total 840,393 shares of Common Stock at an exercise price of $22.125 per share, being the fair market value on the date of grant.

No awards of restricted stock were made to any of the executive officers during 1998. Additional stock options, covering a total of 155,042 shares of Common Stock at the exercise price of $22.125, were awarded to executive officers during 1998, as follows: Thomas J. Corcoran, Jr., 59,378 shares; Randall L. Churchey, 13,195 shares; Lawrence D. Robinson, 13,195 shares; William P. Stadler, 26,390 shares; Jack Eslick, 13,195 shares; June H. McCutchen, 13,195 shares; and Larry J. Mundy, in connection with his joining FelCor during 1998, 16,494 shares.

Employment Arrangements

FelCor has entered into an employment agreement with Mr. Corcoran that continues in effect until December 31, 1999 and automatically renews for successive one-year terms, unless otherwise terminated. Under this agreement, Mr. Corcoran serves as the President and Chief Executive Officer of FelCor. The agreement provides that Mr. Corcoran be paid a salary of not less than $120,000 per year and that a comprehensive medical plan be maintained for the benefit of Mr. Corcoran and his dependents. None of the other officers of FelCor has an employment agreement.

FelCor has entered into change in control and severance agreements with each of its executive officers and certain other key employees. Each of these agreements extend until December 31, 1999, and automatically renews for successive one-year terms unless terminated. In the event of a potential change in control, each covered employee agrees to remain in the employ of FelCor until the earlier of one year following the "potential change in control" or six months following an actual "change in control." "Change in control" is defined to include (i) the acquisition of 35% or more of FelCor's voting stock by any person or group, (ii) a change in a majority of the board of directors not approved by existing directors, (iii) a merger in which existing stockholders of FelCor would own less than 65% of the surviving corporation's voting stock (but excluding transactions which are the functional equivalent of an asset acquisition by FelCor and in which there is no change in its senior management), and (iv) the adoption of a plan for the liquidation, sale or other disposition (excluding leases in the ordinary course of business) of all or substantially all of FelCor's assets. Following a "change in control," if a covered employee's employment is terminated by FelCor other than for disability, retirement, or "cause" (or by the employee for "good reason"), then the employee will be entitled to (i) the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his account and (ii) a lump sum severance payment of between 2.99 and 0.5 times the employee's average total annual compensation over the past three years. FelCor will be required to "gross-up" the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of any such excise taxes.

FelCor also maintains a 401(k) Plan, health insurance and other benefits generally available to all employees. During 1998 FelCor adopted a deferred compensation plan that is available only to directors and employees making in excess of $100,000 per year. FelCor makes no matching or other contributions to this plan, other than the payment of its operating and administrative expenses.

This report has been furnished by the current members of the Compensation Committee.


                           ---------------------------


   Michael D. Rose                                Thomas A. McChristy
   Richard S. Ellwood                             Robert H. Lutz, Jr.

EXECUTIVE COMPENSATION TABLES

The following tables show the compensation of FelCor's President and the four other most highly paid executives.


See the Compensation Committee Report beginning on page 11 for an explanation of our compensation philosophy.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG TERM
                                                            ANNUAL COMPENSATION                       COMPENSATION
                                                                                                        SECURITIES
                                                                       OTHER ANNUAL     RESTRICTED      UNDERLYING       ALL OTHER
                                                                       COMPENSATION        STOCK         OPTIONS/      COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR      SALARY ($)     BONUS ($)      ($)        AWARDS($)(4)      SARS(#)          ($)(11)
---------------------------         ----      ----------     ---------     -----       ------------      -------         --------
Thomas J. Corcoran, Jr........      1998        250,000       150,000      None            None           324,953 (10)     15,000
   President and Chief              1997        200,000       250,000      None         525,000 (5)       201,000          14,250
   Executive Officer                1996        123,240          None      None            None              None           4,875

Lawrence D. Robinson..........      1998        175,000        95,000      None            None           137,262 (10)     15,000
   Senior Vice President,           1997        115,500        47,500      None          87,500 (6)        70,000            None
   General Counsel & Secretary      1996 (1)     66,667          None      None         349,500 (7)       100,000            None

Randall L. Churchey...........      1998        180,250       107,000      None            None           108,463 (10)     15,000
   Senior Vice President &          1997 (2)     29,167          None      None          91,562 (8)       150,000            None
   Chief Financial Officer

William P. Stadler ...........      1998        150,000       151,250      None            None            64,256 (10)     15,000
   Senior Vice President, Director  1997         99,383       115,000      None            None            25,000          14,250
   of Corporate Acquisitions        1996         79,020       100,000      None            None              None           4,875

Jack Eslick                         1998        150,000       120,000      None            None            66,564 (10)     15,000
   Senior Vice President            1997        111,800        27,500      None            None            25,000           9,500
   Director of Asset Management     1996 (3)     75,000         2,500      None          62,750 (9)        50,000          22,375

---------------------------

(1) Includes compensation only during the period from the date of commencement of Mr. Robinson's employment (May 1996) through December 31, 1996.

(2) Includes compensation only during the period from the date of commencement of Mr. Churchey's employment (November 1997) through December 31, 1997.

(3) Includes compensation only during the period from the date of commencement of Mr. Eslick's employment (April 1996) through December 31, 1996.

(4) An aggregate of 5,000 shares of restricted stock were awarded in the 1998 fiscal year. These restricted stock grants vest over a five-year period. Holders of restricted stock are entitled to vote and receive dividends on such shares from the date of grant. The amount reported in this table represents the market value of the shares awarded on the date of grant, determined by the closing price of the Common Stock on such date, without giving effect to the diminution of value attributable to the restrictions on such stock. As of December 31, 1998, the aggregate unvested restricted stock holdings by the Named Executive Officers consisted of 26,400 shares as set forth below, with a then current aggregate market value, determined in the same manner as of December 31, 1998, of $607,200, as follows: Mr. Corcoran 16,200 shares ($372,600 value); Mr. Robinson 9,200 shares ($211,600 value); and Mr. Stadler 1,000 shares ($23,000 value).

(5) Represents an award of 15,000 shares of restricted stock on February 19, 1997 which become vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the Common Stock on the date of grant of $35.00 per share.

(6) Represents an award of 2,500 shares of restricted stock as of February 19, 1997, which become vested over a five-year period from the date of grant at the rate of 20% per year. The value is based upon the closing price of the Common Stock on the date of grant of $35.00 per share.

(7) Represents an award of 12,000 shares of restricted stock as of May 1, 1996 which become vested over a five-year period from the date of grant at the rate of 20% per year. The value is based upon the closing price of the Common Stock on the date of grant of $29.125 per share.

(8) Represents an award of 2,500 shares of restricted stock as of November 1, 1997, which became vested on January 1, 1998. The value is based on the closing price of the Common Stock on the date of grant of $36.625 per share.

(9) Represents an award of 2,000 shares of restricted stock as of April 1, 1996, which became immediately vested. The value is based on the closing price of the Common Stock on the date of grant of $31.375.

(10) Represents shares purchasable pursuant to options granted in 1998. See "--Option Grants" below.

(11) These amounts represent the Company's contributions to the Company's employee savings and investment plan in the amount of up to $15,000 to each executive officer and, in the case of Mr. Eslick, a moving allowance of $17,500 which was paid to him in 1996 in connection with his commencement of employment with the Company.

     The executive officers receive health and disability insurance benefits which do not exceed 10% of their respective salaries. These benefits are also made available to other employees of the Company.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                           ----------------------------------------------------------------
                                               % OF TOTAL                                         POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF         OPTIONS                                           ASSUMED ANNUAL RATE OF STOCK
                           SECURITIES UNDER-    GRANTED TO         EXERCISE OR                  PRICE APPRECIATION FOR OPTION TERM
                             LYING OPTIONS    EMPLOYEES IN         BASE PRICE     EXPIRATION    ----------------------------------
NAME                          GRANTED (#)      FISCAL YEAR         ($/SHARE)          DATE        5% ($)                 10% ($)
----                       ----------------   ------------        -----------     ----------    ----------             ------------
                                  (1)
Thomas J. Corcoran, Jr.         130,818            11%             22.125          12/15/05      1,178,290              2,745,918
                                 62,551             5%             22.125           2/19/07        763,006              1,879,319
                                 41,283             3%             22.125           6/24/07        503,576              1,240,331
                                 30,923             3%             22.125           8/13/07        377,203                929,069
                                 59,378             5%             22.125            3/5/08        826,203              2,093,760

Lawrence D. Robinson             80,134             7%             22.125            5/1/06        846,512              2,027,543
                                  6,659             1%             22.125           2/19/07         81,227                200,067
                                  6,351             1%             22.125           6/24/07         77,470                190,813
                                 30,923             3%             22.125           8/13/07        377,203                929,069
                                 13,195             1%             22.125            3/5/08        183,599                465,276

Randall L. Churchey              95,268             8%             22.125           11/1/07      1,162,092              2,862,288
                                 13,195             1%             22.125            3/5/08        183,599                465,276

William P. Stadler               21,846             2%             22.125           7/24/05        196,769                458,556
                                  6,659             1%             22.125           2/19/07         81,227                200,067
                                  3,176            (2)             22.125           6/24/07         38,741                 95,422
                                  6,185             1%             22.125           8/13/07         75,445                185,826
                                 26,390             2%             22.125            3/5/08        367,198                930,552

Jack Eslick                      37,349             3%             22.125            4/1/06        394,544                945,001
                                  6,659             1%             22.125           2/19/07         81,227                200,067
                                  3,176            (2)             22.125           6/24/07         38,741                 95,422
                                  6,185             1%             22.125           8/13/07         75,445                185,826
                                 13,195             1%             22.125            3/5/08        183,599                465,276

-------------------------

     (1) To enable FelCor to preserve its stock options as a meaningful element of compensation, substantially all employees with options under the FelCor stock option plans were offered the opportunity to exchange their existing options (having exercise prices ranging from $26.44 to $38.56 per share) for a lesser number of new options having an equal value under the Black-Scholes option pricing model. All of these employees (22 persons) accepted this offer, surrendering for cancellation existing options covering an aggregate of 1,151,500 shares of Common Stock at a weighted average exercise price of $32.807 per share for new options covering an aggregate of 840,393 shares of Common Stock at an exercise price of $22.125 per share. The new options have the same expiration dates and vesting schedules as the options surrendered for cancellation, however, none of the new options may be exercised prior to January 1, 2000.

     (2) Represents less than 1% of total options granted to employees of the Company in 1998.

The unexpired stock options to purchase the Company's Common Stock held by Named Executive Officers of the Company at December 31, 1998 are summarized in the following table:

                          FISCAL YEAR END OPTION VALUES

                                      NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                           OPTIONS AT                    DECEMBER 31, 1998(1)
                                        DECEMBER 31, 1998           ---------------------------------
                                      ---------------------------
           NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE         UNEXERCISABLE
           ----                       -----------   -------------   -----------         -------------
Thomas J. Corcoran, Jr..........        120,000       354,953       $210,000              $336,834
Lawrence D. Robinson............              0       137,262           0                  120,104
Randall L. Churchey.............              0       108,463           0                  94,905
William P. Stadler..............              0        64,256           0                  56,223
Jack Eslick.....................              0        66,564           0                  58,243

---------------------------

(1) Based on the difference between the option exercise price and the closing sales prices for the Common Stock on the New York Stock Exchange on December 31, 1998, which was $23.00 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to the Company and representations from the officers and directors, the Company believes that all
Section 16(a) filing requirements for the year ended December 31, 1998 applicable to its officers, directors and greater than ten percent (10%) beneficial owners were satisfied, except that (i) Thomas J. Corcoran, Jr. filed one late Form 4 report reflecting a single purchase of Common Stock, (ii) Charles N. Mathewson filed one late Form 4 report reflecting four separate purchases of Series A Preferred Stock and (iii) Randall L. Churchey filed one late Form 5 report reflecting reinvestments of FelCor dividends.

Based on representations from the officers and directors, the Company believes that no other Forms 5 for directors, officers and greater than ten percent (10%) beneficial owners were required to be filed with the SEC for the period ended December 31, 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FelCor and its subsidiaries leased all but one of the 193 hotels owned at December 31, 1998 directly to, or to subsidiaries of, either DJONT Operations, L.L.C. (86 hotels) or Bristol Hotels & Resorts (106 hotels) under Percentage Leases. Hervey A. Feldman, who served as the Chairman of the Board of FelCor until July 1998, and Thomas J. Corcoran, Jr., the President, Chief Executive Officer and a director of FelCor, own all of the voting common equity interests (50% common equity interest) in, and serve as officers and managers of, DJONT. The remaining 50% non-voting common equity interest in DJONT is owned by entities owned by the children of Charles N. Mathewson, a director of FelCor. Donald J. McNamara, the Chairman of the Board of FelCor, and certain individuals and entities with which he is associated, have filed a Schedule 13D reflecting shared voting and dispositive power with respect to 7,029,839 shares (39.5%) of the common stock of Bristol Hotels & Resorts. Subsidiaries of Bass plc own approximately 9.9% of the Common Stock of

Bristol Hotels & Resorts. Richard C. North, a director of FelCor, is the Group Finance Director of Bass plc.

The Percentage Leases

The Percentage Leases generally have initial terms of five to 15 years and provide for the payment by the lessees to the FelCor subsidiary which owns the property a minimum base rent or, if greater, rent measured as a percentage of room or suite revenue and certain other hotel revenues. The lessees are entitled to all profits from the operation of the hotels leased by them, after the payment of rent and the operating, management and certain other expenses of the hotels. During 1998, DJONT paid approximately $237.9 million, and Bristol Hotels & Resorts paid approximately $91.0 million, in lease rent to FelCor's consolidated subsidiaries.

Sharing of Offices and Employees

FelCor shares its executive offices and certain employees with DJONT and another entity controlled by Messrs. Feldman and Corcoran, and each company bears its share of the costs thereof, including an allocated portion of the rent, salaries of certain personnel (other than Mr. Corcoran), office supplies, telephones and depreciation of office furniture, fixtures and equipment. Any such allocation of shared expenses to FelCor must be approved by a majority of the Independent Directors of FelCor. During 1998, FelCor paid approximately $2.8 million (or 63% of all allocable expenses) under this arrangement. Mr. Corcoran's salary is paid solely by FelCor and he receives no salary from either of the other entities. Mr. Corcoran is the President, Chief Executive Officer and a director of FelCor and also serves as a director (or manager) and the President of each of such other entities.

For a description of Mr. Corcoran's employment agreement and of the change in control and severance agreements between FelCor and its executive officers and certain other key employees, please see the discussion under "Employment Arrangements" in the Compensation Committee Report on Executive Compensation, beginning on page 12.

STOCK PERFORMANCE GRAPH

Annual total returns to FelCor stockholders are shown in the performance graph appearing on the following page. The graph shows the relative investment performance of FelCor


Common Stock, the S&P 500, and the NAREIT Equity Index from the inception of FelCor (July 28, 1994) through December 31, 1998.


                                     [GRAPH]

                                        7/28/94       12/31/94       12/31/95      12/31/96       12/31/97      12/31/98
                                        -------       --------       --------      --------       --------      --------
FelCor Lodging Trust Incorporated         100             93.0        141.4          191.1          203.5         141.8
NAREIT Equity Index                       100             98.5        113.5          153.5          184.6         152.3
S&P 500 Total Return                      100            101.5        139.5          171.6          228.8         294.2

ADDITIONAL INFORMATION

Other Business

FelCor's Board does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than the election of the director nominees. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with the direction of the FelCor Board.

Outstanding Shares

On March 10, 1999, a total of 68,062,887 shares of FelCor Common Stock was outstanding. Each share of Common Stock is entitled to one vote.

Annual Report

FelCor's 1998 Annual Report to Stockholders is enclosed with this Proxy Statement. We will also send you a copy of FelCor's Annual Report on Form 10-K for 1998 if requested in writing sent to the Corporate Secretary at the address listed under Questions below.

How We Solicit Proxies

In addition to this mailing, FelCor employees may solicit proxies personally, electronically, or by telephone. FelCor pays the costs of soliciting the proxies. We are paying Corporate Investor Communications, Inc. to help with the solicitation. We do not expect their fees to exceed $5,000. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.


Shareholder Proposals for Next Year

The deadline for Stockholder proposals for next year's meeting is December 3, 1999. On request, the Secretary of FelCor will provide you with detailed instructions for submitting proposals.

Independent Public Accountants

The firm of PricewaterhouseCoopers, LLP has served as auditors for FelCor during 1998 and will serve in that capacity for 1999, unless the Board subsequently determines that a change is desirable. A representative of the auditors is expected to be at FelCor's 1999 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if desired.

Questions

If you have questions or need more information about the annual meeting, you may write to:

      Corporate Secretary
      FelCor Lodging Trust Incorporated
      545 E. John Carpenter Frwy., Suite 1300
      Irving, Texas 75062

or call us at (972) 444-4900 and ask for stockholder communications.

For we also invite you to visit FelCor's Internet site at www.felcor.com.

                           [FELCOR LODGING TRUST LOGO]






                        FELCOR LODGING TRUST INCORPORATED
                     545 E. JOHN CARPENTER FRWY., SUITE 1300
                               IRVING, TEXAS 75062

                  --------------------------------------------

                                     PROXY
                       FELCOR LODGING TRUST INCORPORATED
         545 E. JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 6, 1999

    The undersigned hereby appoints Thomas J. Corcoran, Jr., Randall L. Churchey and Lawrence D. Robinson, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Stock of the undersigned in FelCor Lodging Trust Incorporated at the Annual Meeting of Stockholders to be held at the Embassy Suites (DFW Airport South) hotel, in Salon E, 4650 West Airport Freeway, Irving, Texas, at 9:00 a.m., Central Time, on May 6, 1999, and at any adjournments thereof, as specified below:

1. ELECTION OF CLASS II DIRECTORS

        [ ]  FOR THE NOMINEES LISTED BELOW       [ ]  WITHHOLD AUTHORITY

                 Nominees:  Thomas J. Corcoran, Jr.
                            Thomas A. McChristy
                            Donald J. McNamara
                            Richard C. North

    To vote FOR or WITHHOLD AUTHORITY with respect to all nominees, check the appropriate box above. To WITHHOLD AUTHORITY with respect to any individual nominee, check the FOR box and write the name of such nominee in the space below:

--------------------------------------------------------------------------------

              PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY.

--------------------------------------------------------------------------------

                  --------------------------------------------

2. The proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting in the manner directed by FelCor's Board of Directors.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees for Class II director.

                                                  Dated:                  , 1999
                                                        ------------------

                                                  Please sign exactly as name
                                                  appears at left. When shares
                                                  are held by joint tenants,
                                                  both should sign. When signing
                                                  as attorney, as executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Title

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. IF NO SPECIFICATION IS MADE,
                    THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

--------------------------------------------------------------------------------